                                                                Exhibit 99.1

[MADISON RIVER COMMUNICATIONS LOGO]

For Immediate Release:  February 9, 2005
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
February 9, 2005
Mebane, North Carolina

             MADISON RIVER CAPITAL, LLC ANNOUNCES ITS 2004 FOURTH
        QUARTER AND YEAR-END UNAUDITED FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - February 9, 2005 - Madison River Capital, LLC today announced its unaudited financial and operating results for the fourth quarter and the year ended December 31, 2004.

2004 Fourth Quarter Financial and Operating Results
---------------------------------------------------

    For the fourth quarter ended December 31, 2004, the Company reported net operating income of $13.7 million, an increase of $4.6 million, or 50.4%, when compared to net operating income of $9.1 million in the fourth quarter of 2003. Revenues in the fourth quarter of 2004 were $47.5 million, a decrease of $1.3 million, or 2.8%, from revenues of $48.8 million in the fourth quarter of 2003. In addition, the Company reported net income of $7.9 million in the fourth quarter of 2004 compared to a net loss of $2.9 million in the fourth quarter of 2003.


    Adjusted Operating Income (1), previously referred to as Adjusted EBITDA, is net operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net operating income (loss). For the fourth quarter ended December 31, 2004, the Company reported Adjusted Operating Income of $25.5 million, computed by taking net operating income of $13.7 million, adding depreciation and amortization expenses of $12.0 million and subtracting the benefit from reversal of long-term incentive plan expenses of $0.2 million. Adjusted Operating Income in the fourth quarter of 2003 was $23.2 million, and includes a $0.3 million benefit from adjustments made to a restructuring accrual to reflect actual results. The increase in Adjusted Operating Income in the fourth quarter of 2004 was $2.3 million, or 10.2% compared to the fourth quarter of 2003.


    As announced previously, the Company incurred damages in September 2004 from Hurricane Ivan at its Alabama rural local exchange carrier ("RLEC").
The most significant storm-related damages affected certain outside plant facilities, primarily its transmission and distribution plant, in the coastal areas. The Company accrued $1.7 million in the third quarter of 2004 for storm-related expenses. In the fourth quarter of 2004, the Company made approximately $2.6 million in capital expenditures, primarily to replace the damaged and destroyed transmission and distribution facilities. The Company received authorization from the Alabama Public Service Commission to accelerate depreciation on its storm-related capital expenditures completely in the fourth quarter of 2004, and accordingly, the Company recognized an additional $2.6 million in depreciation expense for these capital expenditures. The Company reported that substantially all anticipated repairs and replacements were completed by December 31, 2004.


    At December 31, 2004, voice access lines disconnected as a result of the storm were approximately 2,840 lines. This is an increase of disconnects of approximately 1,840 voice access lines from September 30, 2004. Substantially all of these voice access lines disconnected are due to damage at the customer premises making the location unusable or uninhabitable until repairs or rebuilding, if necessary, can be completed. The Company believes that these voice access lines should return to service as repairs and restorations in this area are completed.


    Revenues in the Company's RLEC operations in the fourth quarter of 2004 were $44.7 million compared to $45.5 million in the fourth quarter of 2003, a decrease of $0.8 million, or 1.8%. The decrease is attributed primarily to a $2.1 million decrease in local service revenues partially offset by a $1.2 million increase in Internet and enhanced data services revenues and a $0.1 million increase in miscellaneous telecommunications revenues. Long distance revenues were $3.7 million in each comparable period. The decrease of $2.1 million in local service revenues is attributable primarily to non-recurring revenues recognized in the fourth quarter of 2003 from wireless settlements and other carrier access revenues as well as revenues for updated cost study filings. The increase in Internet and enhanced data services revenues is attributed to the growth in the number of DSL connections in service. At December 31, 2004, the RLECs served 39,562 DSL subscribers compared to 24,181 DSL subscribers at December 31, 2003, an increase of 15,381 connections, or 63.6%. We believe the growth in DSL connections reflects the strong market acceptance of the Company's No Limits bundled offering.

    Net operating income reported by the RLECs for the fourth quarter of 2004 was $15.8 million compared to net operating income for the fourth quarter of 2003 of $12.2 million, an increase of $3.6 million, or 29.7%. The increase in net operating income is attributable to a decrease in operating expenses of $4.5 million, partially offset by the decrease in revenues as discussed above. Within operating expenses, cost of services in the RLEC operations increased approximately $0.6 million in the fourth quarter of 2004 compared to the fourth quarter of 2003. The increase in cost of services is attributable to general expense increases including a $0.1 million increase in costs to terminate long distance calls primarily from an increase in access minutes of use related to the No Limits package. Selling, general and administrative expenses in the fourth quarter of 2004 were approximately $5.0 million less when compared to the fourth quarter of 2003. The decrease is attributable primarily to the nonrecurring accruals in the fourth quarter of 2003 that resulted in $1.9 million in higher short-term incentive awards and $1.3 million in potential sales tax liabilities for which no similar accruals were made in the fourth quarter of 2004. In addition, long-term incentive plan expenses were $1.4 million less in the fourth quarter of 2004 compared to the fourth quarter of 2003. Depreciation and amortization expenses were $9.2 million in the fourth quarter of 2004 and $9.3 million in the fourth quarter of 2003, a change of $0.1 million. However, depreciation expense in the fourth quarter of 2004 include a one-time, $2.6 million depreciation charge for capital expenditures made to repair and replace certain damaged facilities as a result of the hurricane. As discussed previously, the Company received authorization from the Alabama Public Service Commission to accelerate the depreciation on these capital expenditures completely in the fourth quarter of 2004. Excluding this one-time depreciation charge, depreciation and amortization expenses would have decreased $2.7 million in the fourth quarter of 2004 when compared to the fourth quarter of 2003 largely due to certain classes of assets becoming fully depreciated during 2004.


    Interest expense in the RLEC operations decreased $0.8 million, or 9.4%, to $7.8 million in the fourth quarter of 2004 from $8.6 million in the fourth quarter of 2003. The decrease is attributable primarily to a lower weighted average balance of long-term debt outstanding in the fourth quarter of 2004 compared to the fourth quarter of 2003 as well as a lower weighted average interest rate.


    During the fourth quarter of 2004, the Company recognized an income tax benefit of $6.6 million. The income tax benefit was largely due to the reversal of the Company's valuation allowance established to reflect the Company's deferred income tax assets at their net realizable value. In the fourth quarter of 2003, the Company recognized an income tax benefit of $2.0 million largely due to the recognition of income tax benefit of $2.7 million for two refunds received in a prior year. The Company recognized the income tax benefit after being advised that the statute of limitations for audit adjustments had expired related to these refunds. In 2004, these refunds were the subject of two erroneous refund lawsuits filed by the Department of Justice on behalf of the Internal Revenue Service as discussed below.


    Net income in the RLEC operations in the fourth quarter of 2004 increased $9.2 million, or 129.2%, to $16.3 million from $7.1 million in the fourth quarter of 2003. The increase in net income reflects the higher net operating income of $3.6 million combined with a decrease in interest expense of $0.8 million and a $4.7 million increase in the income tax benefit recognized.


    For the fourth quarter of 2004, the RLEC operations reported Adjusted Operating Income (1) of $25.0 million and an Adjusted Operating Income margin of 56.0%. The Adjusted Operating Income margin (1), previously referred to as "Adjusted EBITDA margin", is computed by dividing the RLEC's Adjusted Operating Income of $25.0 million by the RLEC's revenues of $44.7 million. For the same quarter of 2003, the RLEC operations reported Adjusted Operating Income of $22.9 million and an Adjusted Operating Income margin of 50.2%. Adjusted Operating Income in the fourth quarter of 2004 was $2.1 million, or 9.5%, higher than the fourth quarter of 2003. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income and Adjusted Operating Income margin to net operating income (loss) and net operating income margin, respectively.


    As of December 31, 2004, the RLEC operations had 220,774 voice access and DSL connections in service. This represents an increase of 10,690 connections, or 5.1%, from the total number of connections in service at December 31, 2003. The change consisted of an increase in DSL connections of 15,381, offset by a decrease in voice access lines of 4,691, or 2.5%. After adjusting for voice access lines lost due to damages from Hurricane Ivan, the decrease in RLEC voice access lines was approximately 1,850 lines, or 1.0%. DSL connections at December 31, 2004 increased 63.6% compared to DSL connections at December 31, 2003. The Company's penetration rate for its DSL service as a percentage of primary residential access lines reached 32.2% at December 31, 2004 compared to 18.5% at December 31, 2003.


    At December 31, 2004, the RLEC operations had 181,212 voice access lines in service compared to 185,903 voice access lines in service at December 31, 2003, a decrease of 4,691 lines that is attributable to the impact of Hurricane Ivan, the loss of primary voice access lines at Gallatin River Communications and a decrease in second lines. Hurricane-related damages resulted in a decrease of approximately 2,840 voice access lines at December 31, 2004. The 2,840 voice access lines were approximately one-half of the Company's estimate of 5,700 voice access lines that potentially could be disconnected as a result of the hurricane as reported for the third quarter ended September 30, 2004. The Company believes that these voice access lines should return to service as repairs and restorations in this area are completed. Primary voice access lines served by Gallatin River Communications, the Company's Illinois RLEC, decreased by 2,587 lines in 2004 as this region continues to deal with weak economic conditions that have persisted in recent years. Finally, second lines decreased by 1,097 lines from 8,200 second lines in service at December 31, 2003 to 7,103 second lines in service at December 31, 2004. The decrease in second lines is attributed primarily to customers who remove second lines when upgrading to the Company's DSL service.


    On a sequential quarter basis, voice access and DSL connections in the RLECs decreased by 250 connections, or 0.1% in the fourth quarter of 2004. The decrease is attributed to a decrease of approximately 1,840 voice access lines related to hurricane damages in the fourth quarter. Of the 220,774 total connections at December 31, 2004, 120,649 are residential voice access lines, 60,563 are business voice access lines and 39,562 are DSL connections. The RLEC operations also served 101,469 long distance accounts at December 31, 2004 for a penetration rate over total RLEC access lines of 56.0%. In addition, the RLEC operations had 15,593 dial-up Internet accounts at December 31, 2004. RLEC access minutes of use increased 10.4% in 2004 compared to 2003.


    In the fourth quarter of 2004, revenues from edge-out services were $2.8 million, a decrease of $0.5 million, or 15.5%, from revenues of $3.3 million in the fourth quarter of 2003. The decrease is attributed primarily to a decrease in the number of connections served in the edge-out markets. On a sequential quarter basis, revenues declined $0.1 million. The Company's edge-out services incurred a net operating loss of $2.1 million in the fourth quarter of 2004, an improvement of $1.0 million, or 31.3%, from a net operating loss of $3.1 million in the same quarter of 2003. The improvement is attributed to a $1.5 million decrease in operating expenses which includes a $0.6 million decrease in depreciation and amortization expenses and a $0.1 million decrease in long-term incentive plan expenses in the fourth quarter of 2004 compared to the fourth quarter of 2003. In addition, operating expenses in the fourth quarter of 2003 reflect a benefit of $0.3 million for an adjustment made to restructuring accruals where no comparable adjustment was made in the fourth quarter of 2004. The net loss in edge-out services was $8.4 million in the fourth quarter of 2004 and $10.0 million in the fourth quarter of 2003.


    Adjusted Operating Income in the edge-out services for the fourth quarter of 2004 was $0.5 million which is an increase of $0.2 million from the $0.3 million in Adjusted Operating Income reported in the fourth quarter of 2003. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net income (loss).


    As of December 31, 2004, the Company's edge-out services served 11,880 voice access lines and 653 high-speed data connections compared to 14,462 voice access lines and 682 high-speed data connections as of December 31, 2003. This represents a decrease of 2,582 voice access lines, or 17.9%, and 29 high-speed data connections, or 4.3%. On a sequential quarter basis for the edge-out services, voice access lines decreased by 639 lines and high-speed data connections decreased by 8 connections.


2004 Year-End Financial and Operating Results
---------------------------------------------

    For the year ended December 31, 2004, revenues were $194.4 million, an increase of $8.0 million, or 4.2%, compared to revenues of $186.4 million in the year ended December 31, 2003. The RLEC operations reported revenues of $182.5 million and the edge-out services reported revenues of $11.9 million. RLEC revenues increased approximately $10.0 million in 2004 compared to RLEC revenues in 2003. The increase in RLEC revenues is primarily attributed to a $4.5 million increase in Internet and enhanced data service revenues, a $3.7 million increase in local service revenues and a $2.5 million increase in miscellaneous telecommunication revenues. The increase in Internet and enhanced data service revenues is attributable to the increase in the number of DSL connections served in 2004 compared to 2003. We believe the significant growth in DSL connections in 2004 is the result of the strong market acceptance of the Company's No Limits bundle that was introduced in the Company's three largest markets in the fourth quarter of 2003. The increase in local service revenues is attributable to an increase in network access revenues from certain one-time wireless settlements and other carrier access revenues and settlements for updated cost study filings. The increase in miscellaneous telecommunication revenues is attributed to revenues from a special construction project and two equipment installation projects and lower bad debt expenses. These increases in revenues were partially offset by a $0.7 million decrease in long distance revenues. Long distance revenues decreased primarily as a result of more customers selecting the No Limits bundle which provides a flat rate charge for long distance services compared to the higher usage-based charges for these customers in the prior year. For the year ended December 31, 2004, revenues from edge-out services decreased $2.0 million, or 14.6%, compared to the same period in 2003. The decrease is attributed primarily to the decrease in the number of voice access lines and high-speed data connections in service during the year.


    Net operating income for 2004 was $54.3 million, an increase of $11.8 million, or 27.6%, from net operating income of $42.5 million in 2003. Net operating income in the RLEC operations was $64.1 million and $54.5 million in 2004 and

2003, respectively, representing an increase of $9.6 million or 17.6%. The increase in net operating income for the RLECs is attributed to the $10.0 million increase in RLEC revenues partially offset by a $0.4 million increase in operating expenses. In the RLEC operations, depreciation and amortization expense in 2004 was $3.7 million lower than 2003. Included in depreciation and amortization expenses for 2004 is the one-time depreciation charge of $2.6 million from storm-related capital expenditures. Excluding this charge, depreciation and amortization expenses would have decreased by approximately $6.3 million. Cost of services in the RLEC operations increased approximately $8.3 million in 2004 compared to 2003. The increase in cost of services includes approximately $1.7 million in expenses related to storm-related repairs and restoration. Expenses for DSL modems used in the RLEC operations were approximately $0.5 million higher in 2004 when compared to 2003 as DSL modems were capitalized in the first six months of 2003. In addition, costs to terminate long distance calls attributable primarily to an increase in access minutes of use related to the No Limits package increased approximately $1.5 million and costs for a one-time construction and special projects were $1.3 million higher in 2004 compared to 2003. Finally, cost of services for the RLECs in 2003 reflect $0.6 million for a non-cash gain from a pension curtailment for which no comparable gain was recognized in 2004. Selling, general and administrative expenses in the RLECs decreased $4.3 million in 2004 compared to 2003. The decrease is attributed primarily to higher short-term incentive accruals of $2.8 million and a $1.3 million accrual for potential sales tax liabilities made in 2003 for which no comparable accruals were made in 2004. In addition, long-term incentive plan expenses in the RLEC's selling, general and administrative expenses were $2.6 million lower in 2004 compared to 2003. Partially offsetting these higher selling, general and administrative expenses in the RLECs in 2003 was $1.5 million for a non-cash pension curtailment gain recognized in 2003 for which no comparable gain was recognized in 2004.


    Net operating loss in the edge-out services was $9.8 million in 2004, an improvement of $2.2 million from a net operating loss of $12.0 million in 2003. The improvement is attributed to a decrease in operating expenses of $4.2 million partially offset by the decrease in revenues of $2.0 million. The decrease in operating expenses is attributed primarily to a $3.4 million decrease in depreciation and amortization expenses largely due to certain assets becoming fully depreciated in 2004. In addition, the edge-out services recognized a benefit of $0.7 million in 2003 for certain adjustments to restructuring accruals for which no comparable adjustments were recognized in 2004.


    Interest expense in 2004 was $59.3 million in 2004 compared to $62.6 million in 2003, a decrease of $3.3 million or 5.4%. The decrease is attributed to a lower weighted average balance of long-term debt outstanding and lower weighted average interest rates in 2004 compared to 2003. Other income increased $0.4 million to $4.0 million in 2004 from $3.6 million in 2003 primarily as a result of higher dividend income on the Company's Rural Telephone Bank stock.


    For 2004, the Company recognized an income tax benefit of $6.4 million. The income tax benefit was largely due to the reversal of the Company's valuation allowance established to reflect the Company's deferred income tax assets at their net realizable value.. During the fourth quarter of 2003, the Company recognized an income tax benefit of $2.7 million for refunds received in 2002 from amendments to its 1998 income tax returns when the Company was advised that the statute of limitations for review by the Internal Revenue Service had expired. However, in June 2004, the Department of Justice filed suit against two of the Company's subsidiaries, Gulf Coast Services, Inc. and Coastal Utilities, Inc., claiming that the refunds were erroneous refunds in the amount of approximately $2.9 million. Approximately $0.9 million of this claim was paid in the first quarter of 2004 as part of a separate year income tax audit adjustment. As a result, the Company accrued approximately $2.1 million in income tax expense and $0.4 million in interest expense during the second quarter of 2004. Based on discussions with its tax advisors, the Company believes that its position taken in the amended income tax returns was appropriate under current tax laws and the Company intends to vigorously defend against these claims.


    For 2004, the Company reported net income of $5.4 million compared to a net loss of $14.7 million in 2003, an improvement of $20.1 million. The improvement is attributed primarily to the $11.8 million increase in net operating income, the $3.4 million decrease in interest expense and a $4.6 million increase in the income tax benefit reported. The RLEC operations reported net income of $41.3 million in 2004 and $24.2 million in 2003. The edge-out services reported net losses of $35.9 million and $38.9 million in 2004 and 2003, respectively.


    Adjusted Operating Income improved by $1.8 million, or 1.8%, to $101.8 million in 2004 compared to $100.0 million in 2003. The RLECs reported Adjusted Operating Income of $99.8 million in 2004 compared to $96.8 million in 2003. Adjusted Operating Income from the edge-out services was $2.0 million in 2004 compared to Adjusted Operating Income of $3.2 million in 2003. The RLECs had an Adjusted Operating Income margin of 54.7% for 2004 and 56.1% for 2003. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net income
(loss).


    As of December 31, 2004, the Company had approximately $75.5 million in liquidity consisting of $34.5 million in cash on hand and $41.0 million fully available under two lines of credit with the Rural Telephone Finance Cooperative. The lines of credit are scheduled to mature in March 2005. The Company has been notified by the RTFC that a 180-day extension of these revolving credit facilities has been granted to complete the documentation for a new secured line of credit in the amount of $41.0 million for a term ending in March 2010. Completion of the extension and, if necessary, the new line of credit is subject to satisfactory completion of documentation for the new agreements and all conditions precedent to closing being satisfied.


    Based on its 2004 financial results, the Company is not required to make a mandatory prepayment of principal to the RTFC under the terms of its loan agreement, as amended. Capital expenditures for 2004 were approximately $14.6 million, which includes approximately $2.6 million in capital expenditures related to hurricane damages.


    The Company announced that the 3rd Infantry Division, stationed at Fort Stewart and Hunter Army Airfield in Hinesville, Georgia, is in the final stages of its deployment to Iraq. According to military officials, the deployment could last up to 14 months. Coastal Utilities, Inc., an RLEC owned by Madison River Communications, provides services to customers in Hinesville including Fort Stewart and Hunter Army Airfield. The Company is unsure at this time what effect the deployment will have on its operations and cash flows.


    The Company also announced an agreement with the National Rural Telecommunications Cooperative that will allow the Company to offer DIRECTV satellite television service to its customers. The Company anticipates that introduction of this product offering will commence by the second quarter of 2005.


Earnings Release Conference Call


    Because the Company is in a quiet period due to the recent filing of a Form S-1 Registration Statement by Madison River Communications Corp. with the Securities and Exchange Commission, the Company will not have its regularly scheduled earnings call discussing its financial and operating results.

1 Non-GAAP Financial Measures

    Adjusted Operating Income, which is a non-GAAP financial measure, is net operating income (loss) before depreciation and amortization expenses and non-cash long-term incentive plan expenses. Adjusted Operating Income margin is Adjusted Operating Income divided by total revenues. Based on guidance from the Securities and Exchange Commission and to improve the clarity of its earnings press releases, the Company no longer uses the phrase "Adjusted EBITDA" but will now use the phrase "Adjusted Operating Income." This is a change in name only, and the Company has not changed the way it calculates current or prior presentations of Adjusted Operating Income. Management uses Adjusted Operating Income and Adjusted Operating Income margin to measure its operating performance. You should be aware that these metrics for measuring the Company's financial results will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information of the Company as determined under accounting principles generally accepted in the United States. The computation of Adjusted Operating Income and Adjusted Operating Income margin and a reconciliation of those measures to net operating income (loss) and net operating income margin are as follows:



Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP Measures
-----------------------------------------------------------------------------
(dollars in thousands):
-----------------------


                                                  RLEC Operations
                                                 Dollars    Margin        EOS       Consolidated
                                               -----------  ------     ----------   -------------
For the fourth quarter ended December 31, 2004:
Net operating income (loss)                     $  15,848    35.5%      $ (2,130)    $  13,718
Add back:  Depreciation and amortization            9,241    20.7%         2,774        12,015
           Long-term incentive plan expenses          (61)   (0.2%)         (114)         (175)
                                                 --------   ------       -------      --------

Adjusted Operating Income                       $  25,028    56.0%      $    530     $  25,558
                                                 ========   ======       =======      ========


For the fourth quarter ended December 31, 2003:
Net operating income (loss)                        12,222    26.8%        (3,100)        9,122
Add back:  Depreciation and amortization            9,285    20.4%         3,410        12,695
           Long-term incentive plan expenses        1,354     3.0%            26         1,380
                                                 --------   ------       -------      --------

Adjusted Operating Income                       $  22,861    50.2%      $    336     $  23,197
                                                 ========   ======       =======      ========



For the year ended December 31, 2004:
Net operating income (loss)                        64,076    35.1%        (9,828)       54,248
Add back:  Depreciation and amortization           33,209    18.2%        11,795        45,004
           Long-term incentive plan expenses        2,550     1.4%            61         2,611
                                                 --------   ------       -------      --------

Adjusted Operating Income                       $  99,835    54.7%      $  2,028     $ 101,863
                                                 ========   ======       =======      ========



For the year ended December 31, 2003:
Net operating income (loss)                        54,478    31.6%       (11,970)       42,508
Add back:  Depreciation and amortization           36,893    21.4%        15,161        52,054
           Long-term incentive plan expenses        5,397     3.1%            32         5,429
                                                 --------   ------       -------      --------

Adjusted Operating Income                       $  96,768    56.1%      $  3,223    $   99,991
                                                 ========   ======       =======      ========



Selected Unaudited Financial Results and Operating Data

   Selected unaudited financial and operating results for the fourth quarter and the year ended December 31, 2004 and 2003 were as follows:


                              Fourth Quarter Ended                  Year Ended
                           --------------------------       --------------------------

                           December 31,  December 31,       December 31,  December 31,
                              2004          2003               2004          2003
                           ------------  ------------       ------------  ------------

Selected Financial Results (dollars in millions):
-------------------------------------------------

Net revenues                 $   47.5        48.8             $  194.4        186.4
  RLEC operations                44.7        45.5                182.5        172.5
  Edge-out services               2.8         3.3                 11.9         13.9

Operating expenses               33.8        39.7                140.1        143.9
  RLEC operations                28.8        33.3                118.4        118.0
  Edge-out services               5.0         6.4                 21.7         25.9

Net operating income (loss)      13.7         9.1                 54.3         42.5
  RLEC operations                15.8        12.2                 64.1         54.5
  Edge-out services              (2.1)       (3.1)                (9.8)       (12.0)

Net income (loss)                 7.9        (2.9)                 5.4        (14.7)
  RLEC operations                16.3         7.1                 41.3         24.2
  Edge-out services              (8.4)      (10.0)               (35.9)       (38.9)

Adjusted Operating Income(a)     25.5        23.2                101.8        100.0
  RLEC operations                25.0        22.9                 99.8         96.8
  Edge-out services               0.5         0.3                  2.0          3.2

Cash and cash equivalents    $   34.5        28.1                 (b)          (b)
Net telephone plant
  and equipment                 292.9       321.5                 (b)          (b)
Total assets                    781.0       807.1                 (b)          (b)
Long-term debt                  618.1       637.2                 (b)          (b)
Member's interest               251.7       251.3                 (b)          (b)
Accumulated deficit            (202.9)     (208.3)                (b)          (b)
Accumulated other
  comprehensive loss             (4.2)       (3.5)                (b)          (b)



Selected Operating Data:
Total connections in service   233,307     225,228                (b)          (b)
  RLEC operations:
    Voice access lines         181,212     185,903                (b)          (b)
    DSL connections             39,562      24,181                (b)          (b)
  Edge-out services:
    Voice access lines          11,880      14,462                (b)          (b)
    High speed data
     connections                   653         682                (b)          (b)

Employees                          625         643                (b)          (b)



(a) Please refer to Footnote 1 - "Non-GAAP Financial Measures" above for a reconciliation of Adjusted Operating Income to net operating income.
(b) Year end results are the same as those presented for fourth quarter results.

Forward-Looking Statements
    The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  * our ability to service our significant amount of indebtedness;
  * our ability to sustain our revenues;
  * our inability to achieve profitability;
  * our ability to raise additional capital on acceptable terms and on a timely basis;
  * our dependence on economic conditions in the local markets we serve;
  * significant and growing competition in the telecommunications industry;
  * the advent of new technology that may force us to expand or adapt our network in the future;
  * our dependence on market acceptance of DSL-based services;
  * our regulatory environment;
  * the success of efforts to expand our service offerings and grow our business;
  * our ability to execute our acquisition strategy, including successfully integrating acquired businesses;
  * our ability to implement our business plan for our edge-out services successfully;
  * the failure to achieve desired operating efficiencies from our information and billing systems;
  * network disruptions;
  * our ability to obtain and maintain the necessary rights-of-way for our networks;
  * the financial difficulties of other companies in the telecommunications industry with which we have material relationships;
  * our ability to comply with the commitments and other utilization targets in our long distance resale agreements;
  * our ability to compete effectively with the Regional Bell Operating Companies; and
  * our dependence on our key personnel.


    For more information, see the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 333-36804) filed with the Securities and Exchange Commission.


    You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.

Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                          MADISON RIVER CAPITAL, LLC
               Condensed Consolidated Statements of Operations
                            (Dollars in thousands)
                                 (Unaudited)

                                                 Three Months Ended                  Year Ended
                                                    December 31,                    December 31,
                                              ------------------------       ------------------------

                                                 2004          2003              2004          2003
                                              -----------   ----------       -----------    ----------

Operating revenues:

  Local services                              $  31,688        33,823        $  130,702       126,975
  Long distance services                          3,743         3,719            15,042        15,754
  Internet and enhanced data services             5,559         4,410            20,705        16,252
  Edge-out services                               2,829         3,349            11,913        13,947
  Miscellaneous telecommunications service
    and equipment                                 3,685         3,557            16,012        13,532
                                               --------      --------         ---------     ---------

Total operating revenues                         47,504        48,858           194,374       186,460
                                               --------      --------         ---------     ---------


Operating expenses:
  Cost of services (exclusive of
    depreciation and amortization)               13,899        13,911            56,937        50,214
  Depreciation and amortization                  12,015        12,695            45,004        52,054
  Selling, general and
    administrative expenses                       7,872        13,380            38,185        42,402
  Restructuring                                    -             (250)             -             (718)
                                               --------      --------         ---------     ---------

Total operating expenses                         33,786        39,736           140,126       143,952
                                               --------      --------         ---------     ---------


Net operating income                             13,718         9,122            54,248        42,508

Interest expense                                (14,020)      (15,530)          (59,278)      (62,649)
Other income, net                                 1,610         1,571             3,981         3,626
                                               --------      --------         ---------     ---------


Income (loss) before income taxes                 1,308        (4,837)           (1,049)      (16,515)


Income tax benefit                                6,634         1,969             6,419         1,846
                                               --------      --------         ---------     ---------


Net income (loss)                             $   7,942        (2,868)       $    5,370       (14,669)
                                               ========      ========         =========     =========
